Exhibit 99.1

    Ultralife Batteries Announces Election of Carole Lewis Anderson to Board
                 of Directors and Retirement of Carl H. Rosner


   NEWARK, N.Y.--(BUSINESS WIRE)--June 9, 2006--Ultralife Batteries, Inc., (NASDAQ: ULBI) announced that Carole Lewis Anderson has been elected to the company's Board of Directors at the Annual Meeting of Shareholders on June 8, 2006. In addition, the company has announced that Carl H. Rosner has retired from the Board. Mr. Rosner cited his need to devote all of his time to CardioMag Imaging as its president and CEO as his sole reason not to stand for re-election to the Ultralife Batteries Board of Directors.
   "We are delighted and extremely fortunate that Carole has joined the Board," said John D. Kavazanjian, Ultralife's president and chief executive officer. "With her extensive background and unique combination of skills in corporate strategy, finance and acquisitions, Carole will add great depth to our already strong Board in support of our growth objectives."
   "On behalf of the Board, I thank Carl Rosner for 14 years of outstanding service. As one of Ultralife's original Board members, we have benefited greatly from his guidance and counsel, and he will be deeply missed," said Kavazanjian.
   Ms. Anderson, 61, is a co-founder and principal of Suburban
Capital Markets, Inc., a commercial real estate finance company, and president of MASDUN Capital Advisors, a private investment company. Suburban is one of the nation's leading conduit mortgage lenders to owners of income producing real estate in all commercial sectors.
   Previously, Ms. Anderson was president and chief executive officer of MNC Investment Bank (a division of MNC Financial, subsequently becoming a part of Bank of America). Earlier she was its managing director for merger and acquisition services, directing activities related to the purchase and sale of companies and divisions of companies, including leveraged buyouts, tender offers, general financial advisory services and takeover defense. She was a director of MNC Commercial and an advisory director of MNC Ventures.
   Prior to joining MNC Investment Bank as a managing director, Ms. Anderson served as senior vice president for corporate development, responsible for corporate strategy, acquisitions and investor relations, of Hasbro, Inc., as a member of the Board of Directors and as president of the Infant Products Division. Earlier, she was managing director, mergers and acquisitions, at PaineWebber, Inc. in New York City. During that period she led many merger, acquisition and sale transactions for clients ranging from middle-market companies to the Fortune 100. Before moving into the investment banking division, Ms. Anderson was a securities analyst with PaineWebber for six years.
   Ms. Anderson has been a frequent speaker on issues related to the merger and acquisition practice, to commercial real estate finance and to women in business. As a Penn State Fellow she has taught and chaired seminars, and has lectured at Mary Baldwin College and at merger and acquisition seminars of the Darden School at the University of Virginia.
   Ms. Anderson holds a BA degree from Pennsylvania State University and an MBA in Finance from New York University.

   About Ultralife Batteries, Inc.

   Ultralife is a global provider of high-energy power systems for diverse applications. The company develops, manufactures and markets a wide range of non-rechargeable and rechargeable batteries, charging systems and accessories for use in military, industrial and consumer portable electronic products. Through its portfolio of standard products and engineered solutions, Ultralife is at the forefront of providing the next generation of power systems. Industrial, retail and government customers include General Dynamics, Philips Medical Systems, General Motors, Energizer, Kidde Safety, Lowe's, Radio Shack and the national defense agencies of the United States, United Kingdom, Germany and Australia, among others.
   Ultralife's headquarters, principal manufacturing and research facilities are in Newark, New York, near Rochester. Ultralife Batteries (UK) Ltd., a second manufacturing facility, is located in Abingdon, England. Both facilities are ISO-9001 certified. Detailed information on Ultralife is available at the company's web site, http://www.ultralifebatteries.com.
   This press release contains forward-looking statements based on current expectations that involve a number of risks and uncertainties. The potential risks and uncertainties that could cause actual results to differ materially include: loss of business with the U.S. government, worsening global economic conditions, world events, increased competitive environment and pricing pressures, disruptions related to restructuring actions and delays. Further information on these factors and other factors that could affect Ultralife's financial results is included in Ultralife's Securities and Exchange Commission (SEC) filings, including the latest Annual Report on Form 10-K.
   Ultralife(R) is a registered trademark of Ultralife Batteries, Inc.


    CONTACT: Ultralife Batteries, Inc.
             Peter Comerford, 315-332-7100
             pcomerford@ulbi.com
             or
             Investor Relations:
             Lippert/Heilshorn & Associates, Inc.
             Jody Burfening, 212-838-3777
             jburfening@lhai.com
             or
             Media:
             Lippert/Heilshorn & Associates, Inc.
             Chenoa Taitt, 212-838-3777
             ctaitt@lhai.com